CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axion Power International, Inc.
3601 Clover Lane
NewCastle, PA 16105

We consent to the inclusion of the financial statements of Axion Power International, Inc. and our report dated April 3, 2008,except for the restatement in notes 8 and 10 to the consolidated financial statements, as to which the date is May 12, 2008 with respect to the consolidated financial statements and schedules of Axion Power International, Inc included in its Amended Annual Report (Form 10KSB/A) for the years ended December 31, 2007 and 2006, and for the period for the date of inception (September 18, 2003) through December 31, 2007 filed with the Securities and Exchange Commission.

Rochester, New York
May 12, 2008